EX-35.2
(logo) Wachovia Securities

Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075



1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 11, 2007, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, Centerline Servicing, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C4 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer during the period from July 11, 2007 to December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period July 11, 2007, through December 31, 2007;



IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.



/s/ Timothy S. Ryan
Timothy S. Ryan, Managing Director
Bank National Association

/s/ Marilyn Addison
Marilyn Addison, Director Wachovia
Wachovia Bank National Association